Exhibit 99.1

CONTACT:	Rick Howe Director, Corporate Communications 858.207.5859
BIOMED REALTY TRUST REPORTS
THIRD QUARTER 2009 OPERATING AND FINANCIAL RESULTS
SAN DIEGO, Calif. — October 28, 2009 — BioMed Realty Trust, Inc. (NYSE: BMR), a real estate investment trust focused on Providing Real Estate to the Life Science Industry®, today announced operating and financial results for the third quarter ended September 30, 2009.
Highlights:
•	Increased total revenues for the third quarter to $93.0 million, up 15.1% from $80.8 million for the same period in 2008.

•	Generated funds from operations (FFO) for the quarter of $0.35 per diluted share, or $35.8 million.

•	Delivered a build-to-suit development of an approximately 230,000 square foot corporate headquarters and research facility at The Landmark at Eastview campus in Tarrytown, New York for Regeneron Pharmaceuticals, Inc.

•	Executed eleven leasing transactions during the quarter, representing approximately 272,000 square feet:
o	Eight new leases totaling approximately 229,000 square feet, including leases with Progenics Pharmaceuticals, Inc. and Momentive Performance Materials USA Inc., encompassing approximately 92,000 and 64,000 square feet, respectively, at The Landmark at Eastview campus; and

o	Three leases totaling approximately 43,000 square feet amended to extend their terms.
•	Repaid approximately $44.0 million of mortgage debt prior to its scheduled maturity, resulting in a lower aggregate borrowing cost. The company’s debt to total assets ratio decreased to 40.9% at September 30, 2009.

•	Implemented equity distribution agreements in which the company may offer and sell shares of its common stock over time having aggregate gross proceeds of up to $120.0 million.
Commenting on BioMed’s third quarter results, Chairman and Chief Executive Officer Alan D. Gold said, “Our asset class continues to demonstrate the strength and stability that make the investment opportunities so appealing. I am particularly pleased that the disciplined approach to managing our business and our properties is allowing us to reap rewards. Our delivery of two new buildings to Regeneron in the third quarter, combined with today’s announcement regarding the lease with the Broad

Institute, serves as further testimony to the quality of our life science property portfolio and the expertise of our team that continues to excel in an otherwise challenging environment.”
Mr. Gold added, “The third quarter was positive for the life science industry, as capital availability from follow-on equity offerings and partnership transactions continued at a very robust pace. BioMed is very well-positioned to continue executing on our core business strategy and capitalizing on future opportunities as a result of the long-term demand drivers and sustained funding of the life science industry.”
Third Quarter 2009 Operating and Financial Results
Rental revenues for the quarter were $68.5 million, compared to $59.4 million for the same period in 2008, an increase of 15.3%. Total revenues for the quarter were $93.0 million, compared to $80.8 million for the same period in 2008, an increase of 15.1%. The revenue increases resulted primarily from increased rents associated with successful leasing activity in 2008 and 2009 and the delivery of properties from the company’s development pipeline.
The same property portfolio was 90.9% leased as of September 30, 2009. Same property net operating income on a cash basis decreased 1.4% for the quarter compared to the same period in 2008, primarily as a result of negotiated lease terminations that had the effect of accelerating cash rent collection recognized as other income, which is not included in the company’s calculation of same property cash NOI results. Excluding four properties for which lease terminations had the effect of recognizing $10.2 million of other income in the previous four quarters, same property net operating income on a cash basis increased 3.5% primarily as a result of scheduled rent escalations.
Net income available to common stockholders for the quarter was $4.1 million, or $0.04 per diluted share, compared to $12.4 million, or $0.17 per diluted share, for the same period in 2008.
FFO for the quarter was $35.8 million, or $0.35 per diluted share, compared to $35.0 million, or $0.47 per diluted share, for the same period in 2008. FFO increased year-over-year primarily due to higher rental revenues, partially offset by higher interest expense resulting from the previously announced refinancing of the Center for Life Science | Boston construction loan in the second quarter of 2009 and lower capitalized interest due to continued deliveries of development and redevelopment properties into service. The effect of lease terminations increased third quarter FFO by approximately $4.2 million, which was partially offset by approximately $900,000 related to the company’s pro-rata portion of litigation reserves of the company’s joint venture investments. The net effect of these items was an increase in FFO of approximately $3.3 million, or $0.03 per diluted share.

FFO is a supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and a definition of FFO are included at the end of this release.
Financial information for the current and, where applicable, prior periods has been presented to reflect the application of new accounting guidance on noncontrolling interests, convertible debt instruments that may be settled in cash upon conversion, and share-based payment transactions that are participating securities adopted by the company effective January 1, 2009.
Financing Activity
During the quarter, the company repaid $44.0 million in mortgages, which were scheduled to mature in January 2010, with proceeds from the company’s unsecured line of credit and utilized cash flow from operations, in part, to pay down the amounts outstanding under the company’s unsecured line of credit. The net effect of this financing activity reduced the company’s consolidated indebtedness to $1.346 billion, down from $1.363 billion at the end of the previous quarter and down from $1.538 billion as of September 30, 2008.
At September 30, 2009, the company’s debt to total assets ratio was 40.9%, the lowest level for this measure since September 30, 2006, with approximately 87.3% of the company’s consolidated debt bearing interest at fixed rates or subject to interest rate hedges. The company’s consolidated debt as of September 30, 2009 included $321.1 million in outstanding borrowings under the company’s $600 million unsecured line of credit, with a weighted-average effective interest rate of 1.35% at quarter end.
On September 4, 2009, BioMed entered into equity distribution agreements with three sales agents under which the company may offer and sell shares of its common stock having an aggregate offering price of up to $120.0 million over time. As of September 30, 2009, no shares had been issued under any of the equity distribution agreements.
Portfolio Update
During the quarter ended September 30, 2009, the company executed eleven leasing transactions, representing approximately 272,000 square feet, including eight new leases totaling approximately 229,000 square feet. Three leases, totaling approximately 43,000 square feet, were amended to extend their terms. During the quarter, the company terminated leases totaling approximately 276,000 square feet.
As of September 30, 2009, BioMed owned or had interests in 69 properties with 114 buildings, located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. As of September 30, 2009, the company’s operating portfolio was approximately 76% leased to 126 tenants.
The company’s portfolio included the following as of September 30, 2009:

Rentable
Square Feet
Operating portfolio	10,085,481
Redevelopment properties	154,341
Development properties	280,000

Total portfolio	10,519,822

Land parcels	1,352,000

Total proforma portfolio	11,871,822

Earnings Guidance
Based on the results of the third quarter, the company has revised its 2009 earnings guidance. The company’s revised 2009 guidance for net income per diluted share is based on a weighted average share count of 101,290,000 for the fourth quarter of 2009 and a weighted average share count of 94,924,000 for the full year 2009. The revised 2009 guidance for FFO per diluted share, which assumes FFO per diluted share in the fourth quarter of approximately $0.29 to $0.31, is set forth and reconciled on an annual basis below.

2009
(Low - High)
Projected net income per diluted share available to common stockholders	$0.48 – $0.50
Add:
Noncontrolling interests in operating partnership	$0.02
Real estate depreciation and amortization	$1.16
Projected FFO per diluted share (1)	$1.66 – $1.68

(1)	Utilizes the full year weighted average share count.
The company’s initial 2010 guidance for net income per diluted share and FFO per diluted share is set forth and reconciled below.

2010
(Low - High)
Projected net income per diluted share available to common stockholders	$0.23 – $0.33
Add:
Noncontrolling interests in operating partnership	$0.01
Real estate depreciation and amortization	$1.01
Projected FFO per diluted share	$1.25 – $1.35
Consistent with the 2009 guidance, the company’s 2010 guidance does not include the impact of potential future development and acquisition activities.
The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, financing transactions, interest rates, and the amount and timing of development and redevelopment activities. The company’s actual results may differ materially from these estimates.
Supplemental Information
Supplemental operating and financial data, as well as the updated Investor Presentation, are available in the Investor Relations section of the company’s website at www.biomedrealty.com.
Teleconference and Webcast
BioMed Realty Trust will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, October 29, 2009 to discuss the company’s financial results and operations for the quarter. The call will be open to all interested investors either through a live web cast at the Investor Relations section of the company’s web site at www.biomedrealty.com and at www.earnings.com, which will include an online slide presentation to accompany the call, or live by calling 866.730.5763 (domestic) or 857.350.1587 (international) with call ID number 77837912. The complete webcast will be archived for 30 days on both web sites. A telephone playback of the conference call will also be available from 1:00 p.m. Pacific Time on Thursday, October 29, 2009 until midnight Pacific Time on Tuesday, November 3, 2009 by calling 888.286.8010 (domestic) or 617.801.6888 (international) and using access code 45309153.
About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in 69 properties, representing 114 buildings with approximately 10.5 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania

and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, and the ability to refinance indebtedness as it comes due; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Financial Tables Follow)

BIOMED REALTY TRUST, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Investments in real estate, net	$2,978,701	$2,960,429
Investments in unconsolidated partnerships	47,747	18,173
Cash and cash equivalents	30,279	21,422
Restricted cash	15,974	7,877
Accounts receivable, net	5,482	9,417
Accrued straight-line rents, net	75,489	58,138
Acquired above-market leases, net	3,368	4,329
Deferred leasing costs, net	85,926	101,519
Deferred loan costs, net	7,794	9,754
Other assets	43,051	38,256

Total assets	$3,293,811	$3,229,314

LIABILITIES AND EQUITY
Mortgage notes payable, net	$671,693	$353,161
Secured construction loan	—	507,128
Secured term loan	250,000	250,000
Exchangeable senior notes, net	103,524	122,043
Unsecured line of credit	321,124	108,767
Security deposits	7,187	7,623
Dividends and distributions payable	15,383	32,445
Accounts payable, accrued expenses, and other liabilities	71,389	66,821
Derivative instruments	15,948	126,091
Acquired below-market leases, net	12,344	17,286

Total liabilities	1,468,592	1,591,365
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized: 7.375% Series A cumulative redeemable preferred stock, $230,000,000 liquidation preference ($25.00 per share), 9,200,000 shares issued and outstanding at September 30, 2009 and December 31, 2008	222,413	222,413
Common stock, $.01 par value, 150,000,000 and 100,000,000 shares authorized, 98,203,176 and 80,757,421 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	982	808
Additional paid-in capital	1,833,898	1,661,009
Accumulated other comprehensive loss	(88,894)	(112,126)
Dividends in excess of earnings	(154,045)	(146,536)

Total stockholders’ equity	1,814,354	1,625,568
Noncontrolling interests	10,865	12,381

Total equity	1,825,219	1,637,949

Total liabilities and equity	$3,293,811	$3,229,314

Financial information for the current and, where applicable, prior periods has been presented to reflect the application of new accounting guidance on noncontrolling interests, convertible debt instruments that may be settled in cash upon conversion, and share-based payment transactions that are participating securities adopted by the company effective January 1, 2009.

BIOMED REALTY TRUST, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share data)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
		(Revised)		(Revised)
Revenues:
Rental	$68,472	$59,381	$202,608	$163,946
Tenant recoveries	19,240	20,911	57,510	53,297
Other income	5,251	519	12,876	1,697

Total revenues	92,963	80,811	272,994	218,940

Expenses:
Rental operations	18,726	17,027	55,539	44,345
Real estate taxes	8,233	6,763	23,079	16,948
Depreciation and amortization	30,953	21,506	82,767	58,525
General and administrative	5,956	4,589	16,363	16,428

Total expenses	63,868	49,885	177,748	136,246

Income from operations	29,095	30,926	95,246	82,694
Equity in net loss of unconsolidated partnerships	(1,118)	(208)	(1,884)	(338)
Interest income	62	110	226	370
Interest expense	(19,614)	(12,855)	(44,567)	(29,036)
(Loss)/gain on derivative instruments	(14)	(726)	289	(726)
Gain on extinguishment of debt	—	—	6,152	—

Net income	8,411	17,247	55,462	52,964
Net income attributable to noncontrolling interests	(108)	(570)	(1,458)	(1,771)

Net income attributable to Company	8,303	16,677	54,004	51,193

Preferred stock dividends	(4,241)	(4,241)	(12,722)	(12,722)

Net income available to common stockholders	$4,062	$12,436	$41,282	$38,471

Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.04	$0.17	$0.46	$0.55

Weighted-average common shares outstanding:
Basic	97,315,601	71,513,333	88,754,885	68,995,174

Diluted	101,289,458	75,223,818	92,863,088	72,696,043

Financial information for the current and, where applicable, prior periods has been presented to reflect the application of new accounting guidance on noncontrolling interests, convertible debt instruments that may be settled in cash upon conversion, and share-based payment transactions that are participating securities adopted by the company effective January 1, 2009.

BIOMED REALTY TRUST, INC.
FUNDS FROM OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(Revised)		(Revised)
Net income available to common stockholders	$4,062	$12,436	$41,282	$38,471
Adjustments:
Noncontrolling interests in operating partnership	122	559	1,502	1,767
Depreciation and amortization — minority interest on consolidated joint ventures	(20)	(8)	(58)	(25)
Depreciation and amortization — real estate only	30,953	21,506	82,767	58,525
Depreciation and amortization — joint ventures share	662	524	1,986	1,425

Funds from operations available to common shares and Units	$35,779	$35,017	$127,479	$100,163

Funds from operations per share — diluted	$0.35	$0.47	$1.37	$1.38

Weighted-average common shares and Units outstanding — diluted	101,289,458	75,223,818	92,863,088	72,696,043

Financial information for the current and, where applicable, prior periods has been presented to reflect the application of new accounting guidance on noncontrolling interests, convertible debt instruments that may be settled in cash upon conversion, and share-based payment transactions that are participating securities adopted by the company effective January 1, 2009.
We present funds from operations, or FFO, available to common shares and partnership and LTIP units because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.